Exhibit 99.1

News

Contact:
Investors and Media
Peggy Reilly Tharp, Brown Shoe Company
(314) 854-4134, ptharp@brownshoe.com

Brown Shoe Company Announces Amendment and Extension of Credit Agreement

ST. LOUIS, December 18, 2014 - Brown Shoe Company (NYSE: BWS, brownshoe.com) today announced it has entered into an amended and restated credit agreement, which extends its senior secured asset-based revolving credit facility to December 2019, lowers the interest rate by 100 basis points, reduces unused fees and provides for less restrictive covenants and more flexibility. The company's borrowing capacity under the agreement has been increased to $600 million, and the agreement includes an accordion feature, which allows the company to request an increase in the size of the facility to $750 million in the aggregate.

The credit facility will primarily be used for working capital and as backing for trade letters of credit. It may also be used for investments in infrastructure, potential acquisitions and general corporate purposes. Bank of America, N.A. is the administrative agent, collateral agent and lead issuing bank. Wells Fargo Bank, National Association is an issuing bank and a syndication agent. Bank of America, N.A., JPMorgan Chase Bank, N.A. and Sun Trust Bank are co-documentation agents. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Bank, National Association were the joint lead arrangers and joint bookrunners.

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About Brown Shoe Company
Brown Shoe Company is a $2.5 billion, global, footwear company whose shoes are worn by people of all ages, from all walks of life.  Our products are available virtually everywhere - in the over 1,200 Famous Footwear and Naturalizer retail stores we operate, in hundreds of major department and specialty stores, on 13 branded ecommerce sites, and on many additional third-party retail websites.  Through our broad range of products, we serve three key market segments.  Our Family brands - Famous Footwear and Famous.com - are one-stop-shopping destinations for high quality, affordable styles for a family’s every occasion.  Active people who want comfort, style and performance, can look to our Healthy Living brands - Naturalizer, Dr. Scholl's, LifeStride and Ryka.  Our Contemporary Fashion brands - Sam Edelman, Franco Sarto, Vince, Via Spiga, Fergie Footwear and Carlos Santana - keep fashionistas in step with the latest trends.  At Brown Shoe Company, we inspire people to feel good and live better... feet first!